Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED

CERTIFICATE OF INCORPORATION

OF

ROPER INDUSTRIES, INC.

        Roper Industries, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Roper Industries, Inc.

2.	The Corporation filed a Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware on December 17, 1981, and filed a Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) with the Delaware Secretary of State on May 9, 1996, which has been subsequently amended on March 12, 1997 and June 14, 2005.

3.	This Certificate of Amendment to the Restated Certificate of Incorporation is being executed and filed in accordance with Section 242 and Section 103 of the Delaware General Corporation Law.

4.	Section 4(B) of the Restated Certificate of Incorporation is hereby amended and restated, in its entirety, as follows:

    “B.        Each outstanding share of Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the corporation for their vote, waiver, release or other action.”

        The undersigned, in his capacity as the duly elected Secretary of the Corporation, do on behalf of the Corporation, make this Amendment to the Restated Certificate of Incorporation, hereby declaring and certifying, under penalties of perjury, that this is the act and deed of the Corporation and that the facts herein stated are true, and accordingly have hereunto set my hand this 12th day of July, 2006.

/s David B. Liner
Name: David B. Liner
Title: Vice President, General Counsel & Secretary

RESTATED CERTIFICATE OF INCORPORATION
OF
ROPER INDUSTRIES, INC.
ADOPTED APRIL 1996

This Restated Certificate of Incorporation was duly adopted by unanimous written consent of the Board of Directors of Roper Industries, Inc. in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Corporation was originally formed under the name Dexter Holdings, Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 17, 1981. The following Restated Certificate of Incorporation restates and integrates the original Certificate of Incorporation and all amendments filed with the Secretary of State of Delaware prior to April 11, 1996.

1.        The name of the corporation is:

ROPER INDUSTRIES, INC.

2.        The address of the corporation’s registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, and the name of the registered agent thereat is The Prentice-Hall Corporation System, Inc.

3.        The nature of the business of the corporation and the purposes to be conducted or promoted by it are as follows:

(a)       To design, manufacture, purchase, lease, distribute, install, repair, service, sell, import, export and otherwise deal in or with any and all kinds of positive displacement rotary and centrifugal pumps and industrial machinery, and all related supplies, components, equipment and products;

(b)       To acquire all or any part of the stock or other securities, goodwill, rights, property or assets of any kind and to undertake or assume all or any part of the obligations or liabilities of any corporation, association, partnership, syndicate, entity, or person located in or organized under the laws of any state, territory or possession of the United States of America or any foreign country, and to pay for the same in cash, stock, bonds, debentures, notes, or other securities, secured or unsecured, of this or any other corporation or otherwise in any manner permitted by law, and to conduct in any lawful manner all or any part of any business so acquired; and

(c)       To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. In addition to the general powers conferred by the laws of the State of Delaware and the purposes hereinbefore set forth, the corporation shall also have the following powers:

(d)       To issue any of the shares of its capital stock of any class or series thereof now or hereafter authorized for such consideration as may be permitted by law and upon such terms and conditions as the Board of Directors may deem proper in its absolute discretion, and the stock so issued shall be fully paid and not liable to any further call or payment thereof; in the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of the property or other consideration received for the shares of capital stock shall be conclusive; and

(e)       To borrow money, make, issue and sell, pledge, or otherwise dispose of checks, drafts, bills of exchange, documents of title, bonds, debentures, notes and other evidence of indebtedness of all kinds, whether unsecured or secured by mortgage, pledge or otherwise of any or all of the assets of the corporation, and without limit as to amount; and generally to mortgage, pledge or sell any stock or other securities or other property held by it, all on such terms and conditions as the Board of Directors;

4.        A.       The total number of shares of stock which the corporation shall have authority to issue is eighty-one million (81,000,000) shares, divided into two (2) classes as follows:

(i)        eighty million (80,000,000) shares, each to be of the par value of one cent ($.01), and to be designated as Common Stock; and

(ii)       one million (1,000,000) shares, each to be of the par value of one cent ($.01), and to be designated as Preferred Stock.

B.        (i)        Each outstanding share of Common Stock shall entitle the holder thereof to five (5) votes on each matter properly submitted to the stockholders of the corporation for their vote, waiver, release or other action; except that no holder of outstanding shares of Common Stock shall be entitled to exercise more than one (1) vote on any such matter in respect of any share of Common Stock with respect to which there has been change in beneficial ownership during the four (4) years immediately preceding the date on which a determination is made of the stockholders of the corporation who are entitled to vote or to take any other action.

(ii)       A change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise has or shares any of the following: (a) voting power, which includes, without limitation, the power to vote or to direct the voting power of such share of Common Stock; (b) investment power, which includes, without limitation, the power to direct the sale or other disposition of such shares of Common Stock; (c) the right to receive or to retain the proceeds of any sale or other disposition of such share of Common Stock; or (d) the right to receive or to retain any distributions, including, without limitation, cash dividends, in respect of such share of Common Stock. (iii) Without limiting the generality of the foregoing section (ii) of this subparagraph B, the following events or conditions shall be deemed to involve a change in beneficial ownership of a share of Common Stock: (a) in the absence of proof to the contrary provided in accordance with the procedures set forth in section (v) of this subparagraph B, a change in beneficial ownership shall be deemed to have occurred (1) whenever an outstanding share of Common Stock is transferred of record into the name of any other person and (2) upon the issuance of shares in a public offering;

(b)       in the case of an outstanding share of Common Stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures set forth in section (v) of this subparagraph B that there has been no change in the person or persons who or that direct the exercise of the rights referred to in clauses (ii)(a) through (ii)(d), inclusive, of this subparagraph B with respect to such outstanding share of Common Stock during the period of four (4) years immediately preceding the date on which a determination is made of the stockholders of the corporation entitled to vote or to take any other action (or since February 12, 1992 for any period ending on or before February 12, 1992), then a change in beneficial ownership of such share of Common Stock shall be deemed to have occurred during such period; (c) in the case of an outstanding share of Common Stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any jurisdiction, a change in beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian, the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian; or

(d)       in the case of outstanding shares of Common Stock beneficially owned by a person or group of persons who, after acquiring, directly or indirectly, the beneficial ownership of five percent (5%) of the outstanding shares of Common Stock, fails to notify the corporation of such ownership within ten (10) days after such acquisition, a change in beneficial ownership of such shares of Common Stock shall be deemed to occur on each day while such failure continues. (iv) Notwithstanding any other provision in this subparagraph B to the contrary, no change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred solely as a result of: (a) any event that occurred prior to February 12, 1992 or pursuant to the terms of any contract (other than a contract for the purchase and sale of shares of Common Stock contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements, in existence on February 12, 1992 and to which any holder of shares of Common Stock is a party; provided, however, that any exercise by an officer or employee of the -------- ------- corporation or any subsidiary of the corporation of an option to purchase Common Stock after February 12, 1992 shall, notwithstanding the foregoing and clause (iv)(f) hereof, be deemed a change in beneficial ownership irrespective of when that option was granted to said officer or employee; (b) any transfer of any interest in an outstanding share of Common Stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including, without limitation, a gift that is made in good faith and not for the purpose of circumventing the provisions of this Article Fourth; (c) any changes in the beneficiary of any trust, or any distribution of an outstanding share of Common Stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age eighteen (18) or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement; (d) any appointment of a successor trustee, agent, guardian or custodian with respect to an outstanding share of Common Stock if neither such successor has nor its predecessor had the power to vote or to dispose of such share of Common Stock without further instructions from others; (e) any change in the person to whom dividends or other distributions in respect of an outstanding share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

(f)       any issuance of a share of Common Stock by the corporation or any transfer by the corporation of a share of Common Stock held in treasury other than in a public offering thereof, unless otherwise determined by the Board of Directors at the time of authorizing such issuance or transfer; (g) any giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder promulgated; (h) any transfer, whether or not with consideration, among individuals related or formerly related by blood, marriage or adoption (“relatives”) or between a relative and any person controlled by one or more relatives where the principal purpose for the transfer is to further the estate tax planning objectives of the transferor or of relatives of the transferor: (i) any appointment of a successor trustee as a result of the death of the predecessor trustee (which predecessor trustee shall have been a natural person); (j) any appointment of a successor trustee who or which was specifically named in a trust instrument prior to February 12, 1992; or

(k)       any appointment of a successor trustee as a result of the resignation, removal or failure to qualify of a predecessor trustee or as a result of mandatory retirement pursuant to the express terms of a trust instrument; provided, that less than fifty percent -------- (50%) of the trustees administering any single trust will have changed (including in such percentage the appointment of the successor trustee) during the four (4) year period preceding the appointment of such successor trustee. (v) For purposes of this subparagraph B, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Board of Directors of the corporation or, at any time when the corporation employs a transfer agent with respect to the shares of Common Stock, at the corporation’s request, by such transfer agent on the corporation’s behalf. Written procedures designed to facilitate such determinations shall be established and may be amended, from time to time, by the Board of Directors. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The corporation and any transfer agent shall be entitled to rely on any and all information concerning beneficial ownership of the outstanding shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the corporation nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of outstanding shares of Common Stock.

(vi)     In the event of any stock split or stock dividend with respect to the outstanding shares of Common Stock, each share of Common Stock acquired by reason of such split or dividend shall be deemed to have been beneficially owned by the same person from the same date as that on which beneficial ownership of the outstanding share or shares of Common Stock, with respect to which such share of Common Stock was distributed, was acquired. (vii) Each outstanding share of Common Stock, whether at any particular time the holder thereof is entitled to exercise five (5) votes or one (1) vote, shall be identical to all other shares of Common Stock in all respects, and together the outstanding shares of Common Stock shall constitute a single class of shares of the corporation. C. Authority is hereby granted to the Board of Directors of the corporation to adopt, from time to time, a resolution or resolutions providing for the issuance of shares of Preferred Stock in one or more series; and the Board of Directors is hereby expressly granted and vested with the authority to determine and to fix with respect to each series of Preferred Stock any or all of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of such Preferred Stock, including, but not limited to, the determination of the following: (i) the distinctive designation of such series of Preferred Stock and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

(ii)      the rate of dividends, if any, payable on the shares of such series of Preferred Stock, the conditions upon which and the dates when such dividends shall be payable, whether such dividends shall be cumulative (and, if so, from which date or dates), and whether payable in preference to dividends payable on any other class or classes of stock or on any other series of Preferred Stock; (iii) whether or not the shares or such series of Preferred Stock shall have voting powers, and, if voting powers are granted, the extent of such voting powers; (iv) whether or not the shares of such series of Preferred Stock shall be redeemable and, if so, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (v) whether or not the shares of such series of Preferred Stock shall be entitled to the benefit of a retirement fund or sinking fund, and, if so, the terms and conditions of such fund; (vi) whether or not the shares of such series of Preferred Stock shall be convertible into or exchangeable for shares of any other class or classes of stock of the corporation or of any other series of Preferred Stock and, if made so convertible or exchangeable, the time or times, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, it any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; (vii) the rights of the holders of the shares of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up, or merger, consolidation or distribution or sales of assets of the corporation; (viii) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the corporation of the Roper Industries, Inc. Common Stock or of any other class of stock or other series of Preferred Stock of the corporation ranking junior to the shares of such series of Preferred Stock as to dividends or on liquidation; (ix) the conditions and restrictions, if any, on the creation of indebtedness of the corporation or any subsidiary or on the authorization or issue of any additional stock of the corporation ranking on a parity with or prior to the shares of such series of Preferred Stock as to dividends or on liquidation; and, (x) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. D. Subject to the foregoing, the authorized shares of stock of any class of the corporation may be issued by the corporation from time to time and for such consideration, not less than the par value thereof, and upon such terms as may be fixed from time to time by the Board of Directors, and any and all shares so issued, the full consideration for which shall have been paid or delivered, shall be deemed fully-paid and non-assessable stock and shall not be liable to any further call or assessment thereon. E. The holders of stock, as such, of any class of the corporation shall have no preemptive or preferential right to purchase or subscribe for any part of the unissued capital stock of the corporation of any class or for any new issue of stock of any class, whether now or hereafter authorized or issued, or to purchase or subscribe for any bonds or other obligations, whether or not convertible into stock of any class of the corporation, now or hereafter authorized or issued other than such, if any, as the Board of Directors of the corporation from time to time may fix pursuant to the authority hereby conferred by the Certificate of Incorporation of the corporation; and the Board of Directors may issue stock of the corporation, or securities or obligations convertible into stock, without offering such issue of stock or such securities or obligations, either in whole or in part, to the stockholders of the corporation. F. Subject to any limitations contained in the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of the assets of the corporation which are by law available therefor, dividends payable in cash, in property or in shares of Common Stock. No dividends, other than dividends payable only in shares of Common Stock of the corporation, shall be paid on Common Stock if cash dividends in full to which all outstanding shares of Preferred Stock of all series shall then be entitled for the then current dividend period and (where such dividends are cumulative) for all past dividend periods shall not have been paid or declared and set apart in full.

G.       In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the corporation and of the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining net assets of the corporation. Neither a consolidation nor a merger of the corporation with or into any other corporation; nor a merger of any other corporation with or into the corporation; nor a reorganization of the corporation; nor the purchase or redemption of all or part of the outstanding shares of stock of any class or classes of the corporation; nor the sale or transfer of the property and business of the corporation as, or substantially as, an entity shall be considered a liquidation, dissolution or winding-up of the corporation for purposes of the preceding sentence. Pursuant to the authority conferred upon the Board of Directors by this Article 4, the Certificate of Designation, Preferences and Rights of Series A Preferred Stock set forth as Exhibit A hereto was duly adopted by said Board of Directors on January 8, 1996 and filed with the Secretary of State of the State of Delaware on January 10, 1996. 5. The Board of Directors shall have the power (i) to make, alter or amend the By-laws, subject only to such limitations, if any, as the By-laws of the corporation may from time to time impose; (ii) from time to time to fix and determine and to vary the amount to be reserved as working capital of the corporation, and, before the payment of any dividends or making any distribution or profits, to set aside out of the surplus or net profits of the corporation such sum or sums as the Board may from time to time in its absolute discretion think proper either as additional working capital or as a reserve fund to meet contingencies, or for the repairing or maintaining of any property of the corporation, or for such other corporate purposes as the Board of Directors shall think conducive to the interests of the corporation, subject only to such limitations, if any, as the By-laws of the corporation may from time to time impose; (iii) from time to time, to the extent now or hereafter permitted by the laws of Delaware, to sell, lease, exchange or otherwise dispose of any part of the property and assets of the corporation which the Board of Directors deems it expedient and for the best interests of the corporation to dispose of, or disadvantageous to continue to own, without assent of the stockholders by vote or otherwise; (iv) to issue or cause to be issued from time to time all or any part of the authorized capital stock of the corporation on such terms and for such consideration as the Board of Directors may determine in its discretion without obtaining the approval of the holders of any of the then outstanding capital stock; (v) pursuant to the affirmative vote of the holders of a majority of the shares of stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, to sell, lease, exchange, or otherwise dispose of all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions as the Board of Directors deems expedient and for the best interest of the corporation; (vi) from time to time to authorize the corporation to borrow money or to pledge the credit of the corporation by guaranty or otherwise, and to issue, sell, pledge, or otherwise deliver or dispose of stock of this or any other corporation, bonds, debentures, notes or other evidences of indebtedness, whether unsecured or secured by mortgage, pledge or other lien of any or all of the assets of the corporation, all on such terms and conditions as the Board of Directors may determine or authorize in its discretion without obtaining the approval of any of the holders of any of the then outstanding capital stock of the corporation and; (vii) to exercise any and all other powers conferred by law or by this certificate or which may be conferred upon the Board of Directors by the corporation through appropriate By- law provisions or otherwise. 6. The Board of Directors, by resolution or resolutions duly adopted by it, may designate one or more committees, each committee to consist of one or more directors of the corporation, which, to the extent provided in the resolution or resolutions or in the By-laws of the corporation, but subject to any limitations specifically imposed by the laws of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. 7. No contract, act or transaction of the corporation with any person, firm or corporation shall be affected or invalidated by reason of the fact that any director or officer of the corporation is a party to or is interested in such contract, act or transaction, or in any way connected with such person, firm or corporation, provided that such interest or connection shall have been disclosed or known to the corporation. Any director of the corporation having any such interest or connection may, nevertheless, be counted in determining the existence of a quorum at any meeting of the Board of Directors or a committee which shall authorize any such contract, act or transaction and may vote thereon with full force and effect. No such officer or director nor any such person, firm or corporation in or with which such director or officer is connected shall be liable to account to the corporation for any profit realized from or through any such contract, act or transaction. 8. (i) Except as otherwise provided in this Certificate of Incorporation or the General Corporation law of the State of Delaware, the business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of such number of members as may be fixed, subject to the rights of the holders of any series of preferred stock then outstanding, from time to time, by the affirmative vote of the majority of the members of the Board of Directors of the corporation, but not less than the minimum number authorized by the State of Delaware. The directors shall be divided into three classes, as nearly equal in number as possible. The directors serving at such time shall designate individual directors as the initial members of such classes, with the term of office of the first class to expire at the 1997 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1998 Annual Meeting of Stockholders and the term of office of the third class to expire at the 1999 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following the initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. (ii) Subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the corporation entitled to vote for the election of directors. For purposes of this Article 8, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation. (iii) Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. 9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or any amendment thereto in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred on the stockholders hereunder are granted subject to that reservation. 10. The duration of the corporation shall be perpetual. 11. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then, in addition to the limitation on personal liability provided herein, the liability of a director of the corporation shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification. 12. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders of the corporation to take any such action by means of a consent or consents in writing, without a meeting, is specifically denied.

IN WITNESS WHEREOF, Roper Industries, Inc. has caused this Restated Certificate of Incorporation to be signed by Derrick N. Key, its President, and Shanler D. Cronk, its Secretary, this 10th day of March 1997.

/s/ DERRICK N. KEY

Derrick N. Key, President

/s/ SHANLER D. CRONK

Shanler D.Cronk, Secretary

EXHIBIT A CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK of ROPER INDUSTRIES, INC. Pursuant to Section 151 of the General Corporation Law of the State of Delaware We, Derrick N. Key, President, and John N. Marden, Secretary, of Roper Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY: That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on January 8, 1996, adopted the following resolution creating a series of twenty five thousand (25,000) shares of Preferred Stock designated as Series A Preferred Stock: RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, $.01 par value, of the Corporation, to be designated “Series A Preferred Stock” (hereinafter referred to as the “Series A Preferred Stock”), and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows: Section 1. Designation and Amount. The shares of such series shall ---------------------- be designated as “Series A Preferred Stock” and the number of shares initially constituting such series shall be twenty five thousand (25,000); provided, however, that, if more than a total of twenty five thousand (25,000) shares of Series A Preferred Stock shall be issuable upon the exercise of the Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of January 8, 1996 between the Corporation and SunTrust Bank, Atlanta, as Rights Agent, the Board of Directors of the Corporation, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of the Rights. Section 2. Dividends and Distributions. --------------------------- (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of each fiscal quarter in each year or on such dates as the Board of Directors shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share of Series A Preferred Stock (rounded to the nearest cent) equal to the greater of (i) $.01 or (ii) subject to the provision for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.01 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If the Corporation shall at any time after January 8, 1996 (the “Rights Dividend Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)      Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof. Section 3. Voting Rights. The holders of shares of Series A ------------- Preferred Stock shall have the following voting rights: (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to one thousand (1000) votes on all matters submitted to a vote of the shareholders of the Corporation. If the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation. (C) (i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors. (ii) During any default period, such voting right of the holders of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to two (2) Directors, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the two (2) Directors. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred ---- ----- Stock. (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than twenty (20) days and not later than sixty (60) days after such order or request or in default of the calling of such meeting within sixty (60) days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the shareholders. (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence. (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or By-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or By-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors, even though less than a quorum. (D) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action. Section 4. Certain Restrictions. -------------------- (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)     redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)      The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. Section 5. Reacquired Shares. Any shares of Series A Preferred Stock ----------------- purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein. Section 6. Liquidation, Dissolution or Winding Up. -------------------------------------- (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $10 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) one thousand (1000) (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the

Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively. (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock. (C) If the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Section 7. Consolidation, Merger, etc. If the Corporation shall --------------------------- enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one thousand (1000) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Section 8. No Redemption. The shares of Series A Preferred Stock ------------- shall not be redeemable. Section 9. Ranking. The Series A Preferred Stock shall rank junior ------- to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. Section 10. Amendment. The Certificate of Incorporation of the --------- Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Preferred Stock may be ----------------- issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury as of the 8th day of January.

/s/ DERRICK N. KEY

Derrick N. Key, President

Attest:
/s/ JOHN N. MARDEN

John N. Marden, Secretary